Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "BIOVENTRIX, INC.", FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF APRIL, A.D. 2025, AT 5:40 O`CLOCK P.M.

C. P. Sanchez

Charuni Patibanda-Sanchez, Secretary of State

5153894 8100
SR# 20251839948

Authentication: 203590179
Date: 05-02-25

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:40 PM 04/28/2025
FILED 05:40 PM 04/28/2025
SR 20251839948 - File Number 5153894

CERTIFICATE OF FIRST AMENDMENT OF CERTIFICATE OF DESIGNATIONS OF THE RIGHTS, PREFERENCES AND PRIVILEGES OF THE SERIES A-1 PREFERRED STOCK OF BIOVENTRIX, INC.

Pursuant to Sections 103 and 151 of
The General Corporation Law of the State of Delaware

Bioventrix, Inc. (the "***Corporation***"), a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The Corporation's Third Amended and Restated Certificate of Incorporation (the "***Restated Certificate***") was filed with the Secretary of State of Delaware on March 29, 2023 which was amended by (i) the First Amendment to the Third Amended and Restated Certificate of Incorporation that was filed with the Secretary of State of Delaware on January 16, 2024, and (ii) the Second Amendment to the Third Amended and Restated Certificate of Incorporation that was filed with the Secretary of State of Delaware on August 14, 2024. A Certificate of Designations of the Rights, Preferences and Privileges of the Series A-1 Preferred Stock of the Corporation (the "***Certificate of Designations of Series A-1 Preferred Stock***") was filed with the Secretary of State of Delaware on October 3, 2024. No shares of Series A-1 Preferred Stock have been issued by the Corporation under the Restated Certificate, as amended, or under the Certificate of Designations of Series A-1 Preferred Stock.

SECOND: The Board of Directors of the Corporation (the "***Board***") unanimously approved at a Board meeting on April 25, 2025 a resolution adopting this Certificate of First Amendment of the Certificate of Designations of the Series A-1 Preferred Stock (this "***First Amendment of the Certificate of Designations of the Series A-1 Preferred Stock***") as follows:

> **RESOLVED**, that the Certificate of Designations of the Series A-1 Preferred Stock of the Corporation be amended by increasing the amount of authorized shares designated as Series A-1 Preferred Stock from 1,200,000 shares to 3,500,000 shares from the Corporation's authorized Blank Check Preferred Stock, with all the same powers, preferences, privileges and rights and the qualifications, limitations and restrictions as filed in the Certificate of Designations of the Series A-1 Preferred Stock.

THIRD: In accordance with, and pursuant to, Section 103 and 151 of the DGCL, the Board has deemed it in the best interests of the Corporation and has authorized and directed the officers of the Corporation to file with the Delaware Secretary of State this First Amendment of the Certificate of Designations of the Series A-1 Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this First Amendment of the Certificate of Designations of the Series A-1 Preferred Stock to be signed by David Richmond, its Co-CEO, a duly authorized officer of the Corporation, on April 28, 2025.

Signed by:
David Richmond
A8C37A9EABBA47C...
David Richmond, Co-CEO